EXHIBIT 10.4
                               THE CIT GROUP, INC.

                                November 2, 1998

Mr. Joseph M. Leone
650 CIT Drive
Livingston, NJ 07039

Dear Joe:

      Reference is made to your employment agreement, dated December 29, 1989, with The CIT Group, Inc. (the "Company"), as amended by letter agreements dated November 16, 1992, December 20, 1994 and December 6, 1996 (the "Employment Agreement"). The Board of Directors (the "Board") of the Company is pleased to extend your Employment Agreement with the Company on the following terms and conditions, all other terms and conditions being null and void:

      1. Term. This Employment Agreement will be effective as of November 2, 1998. The term of this Employment Agreement (the "Term") will be for a period of twenty-six (26) months beginning on November 2, 1998 and, except as otherwise provided in paragraph 4 below, ending on December 31, 2000. This Employment Agreement and the Term may be extended for one (1) or more additional periods by written agreement signed by you and the Company at any time prior to the end of the Term then in effect.

      2. Duties. During the Term, you will serve in such capacities and devote substantially all of your business time and energies to the business of the Company and faithfully, diligently and competently perform such duties, as are assigned to you by the Chief Executive Officer of the Company (the "CEO") or pursuant to his delegation.

      3. Compensation and Benefits. In full consideration for all services rendered by you in all capacities during the Term, you will receive the following compensation and benefits:

            (a) Base Salary. An annual base salary ("Base Salary") of not less than the amount you received immediately prior to the commencement of this current Employment Agreement payable in accordance with the customary payroll practices of the Company. Your Base Salary and performance will be reviewed by the CEO or pursuant to his delegation during the Term pursuant to normal Company practices. Your Base Salary may be increased (but not reduced) by the CEO from time to time, based upon your performance and responsibilities, pursuant to the Company's standard procedures for salary adjustments.

            (b) Bonuses. You will participate in all executive bonus and incentive compensation plans (collectively, "Incentive Plans") now or hereafter maintained by the Company for which your level of employment makes you eligible in accordance with the Company's policies and the terms of such Incentive Plans.

            (c) Expense Reimbursement. The Company will reimburse you, in accordance with applicable policies and practices of the Company in effect from time to time, for your ordinary and necessary business expenses.

            (d) Other Benefits. You will be eligible to participate in all employee retirement and welfare benefit plans now or hereafter maintained by or on behalf of the Company, including the Company's Executive Retirement Plan and receive all fringe benefits and vacations, for which your level of employment makes you eligible in accordance with the Company's policies and the terms of such plans. In addition, the Company will provide you with (1) a supplemental pension benefit and (2) a supplemental savings benefit, in each case in an amount equal to the value of the benefit you would be entitled to receive under the Company's Retirement Plan or Savings Incentive Plan, as the case may be, but for the limitations on the amount of such benefits imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code").

            (e) Modifications. The Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plans or programs provided hereunder for any reason and without your consent; provided that, without your consent, the Company may not reduce the aggregate value of the benefits provided to you hereunder.

      4. Termination of Your Employment.

            (a) By the Company. The Company may terminate your employment in its sole discretion at any time during the Term, with or without Cause, upon fifteen
(15) days prior notice by the Company to you. For purposes of this Employment Agreement, "Cause" means any of the following: (1) action by you involving willful malfeasance, (2) your unreasonable neglect or refusal to perform the executive duties assigned to you under this Employment Agreement, (3) your being convicted of a crime constituting a felony under federal or applicable state or local law, (4) your engaging in any activity that is directly or indirectly in competition with the Company or any affiliate or in any activity that is inimical to the best interests of the Company or any affiliate, or (5) your violation of Company policy covering standards of corporate conduct; provided that the determination of Cause shall be made by the Company's CEO. If the Company terminates your employment for Cause, all the Company's obligations under this Employment Agreement shall thereupon cease and terminate, except for those amounts specified in paragraph 5(a)(2).

            (b) By You. You may terminate your employment with the Company at any time during the Term, with or without Good Reason, upon fifteen


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

 (15) days prior notice by you to the Company. For purposes of this Employment Agreement, "Good Reason" means (1) the assignment to you of duties and responsibilities not commensurate with your status as a senior executive of the Company, (2) the failure of the Company to provide compensation and benefits to you at the levels required herein, (3) following a Change of Control as defined in paragraph 7(d), the requirement by the Company, or, if applicable, a Subsidiary, or a successor to the Company or a Subsidiary, without your consent, that you relocate or perform a significant portion of your duties under this Employment Agreement outside a fifty (50) mile radius from your present principal place of employment or (4) the failure of the Company to adhere in any substantial manner to any of its other covenants herein.

      5. Severance Payment.

            (a) Without Cause and Good Reason Termination. If during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason, all compensation payable to you under paragraph 3 hereof will cease as of the effective date of such termination (the "Termination Date") and the Company will pay to you, subject to paragraph 6, the following sums:

      (1) An amount equal to two (2) times your then current Base Salary plus the sum of your annual bonuses, if any, for the two (2) immediately preceding calendar years under The CIT Group, Inc. Bonus Plan plus a pro-rata annual bonus amount for that portion of the bonus year up to the Termination Date, based on the average annual bonus, if any, paid in the prior two (2) full years. This payment shall be payable fifty percent (50%) in twelve (12) equal installments at the end of each of the twelve (12) months following the Termination Date, and fifty percent (50%) in a lump sum on the anniversary of the
            Termination  Date.  If,  however,  prior to the  anniversary  of the
            Termination Date, you violate the noncompetition provisions of paragraph 6(b)(i), then the Company will have no obligation to make any of the payments that remain payable by the Company under this paragraph 5(a)(1) on or after the date of such violation. Notwithstanding the provisions of this paragraph 5(a)(1), if you have received, are scheduled to receive or are otherwise eligible to receive all or any portion of a "Special Payment" in accordance with paragraph 7(b) below, the amount payable to you under this paragraph 5(a)(1) shall be reduced


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

            by the amount of such "Special Payment" paid or payable to you under paragraph 7(b).

      (2) All previously earned and accrued entitlements and benefits from the Company, including any such entitlements and benefits under the Company's pension, disability, life insurance and medical plans, policies and programs.

      (3) Continued benefit coverage which permits you to continue to receive, for two (2) years from the Termination Date, at the Company's expense, life insurance and medical, dental and disability benefits at least comparable to those provided by the Company to you on the Termination Date provided that such benefits shall cease if you obtain other employment with comparable benefits, as determined by the Company, Two (2) years additional benefit service and age credit under the Company's Retirement Plan and the Executive Retirement Plan. (The amount of any benefit payable as a result of such two (2) year additional service and age credit shall be paid from the applicable benefit or retirement plan as permitted by the provisions of such applicable benefit or retirement plan and the Code, or in the event not paid from the applicable benefit or retirement plan, such benefit shall be paid by the Company).

      (4) The reasonable costs of outplacement services until such time as you accept new employment.

      (5) Any awards due to you under the terms of the Company's Long-Term Equity Compensation Plan (the "ECP") or any successor plan as may have been hereafter adopted by the Company. Upon such payment, all of your rights under all such plans will then terminate.

      (6) All benefits payable to you under the terms and conditions of the Company's Executive Retirement Plan, if any.

      All of the amounts and  benefits to be provided  pursuant to clauses  (3),
(4), (5) and (6) above shall be provided without duplication for the amounts and benefits to be provided pursuant to clause (2) above.


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

            (b) For Cause Termination or Termination By You Without Good Reason. Subject to paragraph 7(c), if your employment is terminated by the Company for Cause or if you terminate your employment for any reason other than Good Reason, you will receive only the amounts specified in paragraph 5(a)(2).

            (c) Death or Disability. In the event of your death or your disability due to physical or mental illness or other disability which renders you unable, on other than a temporary basis, to perform the duties of your employment, the Term will terminate as of the date of your death or disability and you or your beneficiary will receive the benefits specified in paragraphs 5(a)(2),(5),(6) plus an amount equal to your Base Salary on such date for one
(1) year. Disability will be determined in a manner consistent with the Company's Long-Term Disability Plan.

      6. Confidentiality and Competitive Activity.

            (a) Confidential Information. You acknowledge that you have acquired and will continue to acquire during the Term, confidential information regarding the business of the Company, Dai-Ichi Kangyo Bank ("DKB") and their respective subsidiaries and affiliates. Accordingly, you agree that, without the written consent of the Board, you will not, at any time, disclose to any unauthorized person or otherwise use any such confidential information. For this purpose, confidential information means non-public information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company or DKB and their respective subsidiaries and affiliates, except for specific items which have become publicly available other than as a result of your breach of this Employment Agreement.

            (b) Competition and Solicitation. If (1) you resign with or without Good Reason, (2) your employment is terminated by the Company with or without Cause, (3) you retire under the terms of the Company's Retirement Plan, or (4) solely for the purposes of (ii) below, you resign following the expiration of this Employment Agreement, then for one (1) year after the Termination Date, in the case of clause (i) below, and for (2) two years after the Termination Date, in the case of clause (ii) below, you will not, without the written consent of the Board, directly or indirectly, (i) knowingly engage or be interested in (as owner, partner, stockhoIder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the United States which is in competition with any line of business actively being conducted on the Termination Date by the Company or any of its subsidiaries; provided that if your employment has been terminated by the Company without Cause or you have terminated your employment with the Company for Good Reason, you may so compete in which event you shall forfeit your right to receive future severance payments pursuant to paragraph 5(a)(1) hereof and (ii) whether or not your termination of employment occurred without Cause or for


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

 Good Reason, hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other nonprofessional position) within the six-(6)month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company or DKB and their respective subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit you from acquiring or holding not more than one percent (1%) of any class of publicly traded securities of any such business; provided that such securities entitle you to no more than one percent (1%) of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote.

            (c) Remedy for Breach. You hereby acknowledge that the provisions of this paragraph 6 are reasonable and necessary for the protection of the Company, DKB, and their respective subsidiaries and affiliates. In addition, you further acknowledge that the Company, DKB, and their respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, you agree that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining you from any actual or threatened breach of such covenants. In addition, and without limiting the Company's other remedies, in the event of any breach by you of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company under paragraph 5(a)(1).

            (d) Enforceability. If a court determines that any of the provisions of this paragraph 6 are unenforceable because of the duration or geographical scope of such provisions, the parties hereto agree that the duration or scope of such provisions, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

      7. Change of Control.

            (a) Contract Extension. If during the Term, a "Change of Control" occurs as defined in paragraph 7(d), the Term of your employment shall automatically be extended until the second anniversary date of such Change of Control.

            (b) Special Payment. In addition to the compensation and benefits already required under the provisions of your Employment Agreement, if, while you are an active employee of the Company, a Change of Control should occur on or prior to December 31, 2000, you will receive a special payment (the "Special Payment"). The amount of such Special Payment shall equal the sum of your annual bonuses, if any, for the two (2) immediately preceding calendar years under The CIT Group, Inc. Bonus Plan and will be payable over a two-(2)year period as follows: one-third (1/3) of the payment shall be paid to you within thirty (30) days after the


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

date of the Change of Control; one-third (1/3) shall be paid to you on or before the first anniversary date of such Change of Control; and one-third (1/3) shall be paid to you on or before the second anniversary date of such Change of Control, provided, however, the Company, in its sole discretion, may accelerate the payment of all or any part of the Special Payment determined in accordance with this paragraph 7(b). Notwithstanding the foregoing provisions of this paragraph, all or any part of such Special Payment shall not be payable to you if during the two-(2)year period commencing on the date of a Change of Control, and ending on the second anniversary of such date: (1) your employment is involuntarily terminated by the Company for "Cause" as defined in the Employment Agreement; (2) you voluntarily terminate employment with the Company for any reason other than "Good Reason" as defined in the Employment Agreement; or (3) you breach any confidentiality or competition covenant under paragraph 6 of the Employment Agreement. For purposes of this paragraph 7(b), a termination of your employment on account of your death, disability or retirement on or after age fifty-five (55) under the terms of the Company's Retirement Plan shall constitute a termination for "Good Reason." In the absence of a separate beneficiary designation, your beneficiary under the Group Life Insurance Plan will receive any Special Payment remaining to be paid upon your death.

            (c) Termination of Employment After a Change of Control for Awards Granted under the ECP. Notwithstanding the provisions of Article 14 of the ECP:
If an Executive's employment with the Company is terminated by the Company, or, if applicable, a Subsidiary, or a successor to the Company or a Subsidiary, on or after a Change of Control and prior to the first anniversary of such Change of Control:

      (1) If you terminate employment for Good Reason or your employment with the Company is terminated by the Company, or if applicable, a Subsidiary, or a successor to the Company or a Subsidiary, on or after a Change of Control and prior to the first anniversary of such Change of Control: (i) any and all Options other than Options granted in consideration of the termination of The CIT Group, Inc. Career Incentive Plan (the "CIT Career Incentive Plan") or granted in consideration of The CIT Group, Inc. Initial Public Offering (the "CIT Initial Public Offering"), shall become immediately exercisable, and shall remain exercisable throughout their entire term; and (ii) any Period of Restriction and restrictions imposed on Restricted Stock, other than Restricted Stock granted in consideration of the termination of the CIT Career Incentive Plan or granted in consideration of the CIT Initial Public Offering, shall lapse.


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

      (2) If you terminate employment for Good Reason or your employment with the Company is terminated by the Company, or, if applicable, a Subsidiary, or a successor to the Company or a Subsidiary, on or after a Change of Control and prior to November 1, 2002, (i) All Options granted in consideration of the termination of the CIT Career Incentive Plan or granted in consideration of the CIT Initial Public Offering held by the Participant, if any, shall become immediately exercisable and shall remain exercisable throughout their entire term; and (ii) any Period of Restriction and all restrictions imposed on Restricted Stock granted in consideration of the termination of the CIT Career Incentive Plan or granted in consideration of the CIT Initial Public Offering, if any, shall lapse.

      (3) All terms with respect to the ECP that are not otherwise defined herein, are defined in the ECP.

            (d) Change of Control Defined. For purposes of this Employment Agreement, a "Change of Control" shall be deemed to have occurred if: (1) any Person or Group other than DKB or an Affiliate becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Company's then outstanding securities generally entitled to vote for the election of directors (capitalized terms not otherwise defined herein are used as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); or (2) as a result of a cash tender offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company. Notwithstanding the foregoing, a Change of Control resulting from a Change of Control of DKB shall not require the extension of the Term hereunder.

      8. MiscelIaneous.

            (a) Survival; Notices. The obligations of the Company in paragraph 5 and your obligations in paragraph 6 will survive the termination of this Employment Agreement. Any notice, consent or other communication made or given in connection with this Employment Agreement will be in writing and will be deemed to have been duly given when delivered or five (5) days after mailed by United States registered or certified mail, return receipt requested, to the parties at the address set forth on the first page of this Employment Agreement (attention: General Counsel, if to the Company).


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

            (b) Entire Agreement. This Employment Agreement supersedes any and all existing agreements between you and the Company or any of its subsidiaries or affiliates relating to the terms of your employment.

            (c) Amendments and Waivers. No provisions of this Employment Agreement may be amended, modified, waived or discharged except as agreed to in writing by you and the Company. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement.

            (d) Successors. This Employment Agreement shall be binding upon and inure to the benefit of you and the Company and its successors and permitted assigns. Neither this Employment Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets. Any assignment or transfer of this Employment Agreement in violation of the foregoing provisions will be void.

            (e) Governing Law. This Employment Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State.

            (f) Legal Counsel; Offsets and Reductions. In the event you obtain legal counsel to enforce your rights under this Employment Agreement, the Company will pay you reasonable legal fees if you recover any amount on such claim. Except as provided in paragraph 6, if your employment is terminated by the Company, your severance shall not be subject to any offsets or reductions for your subsequently earned income or reduction by reason of any claim by the Company.

            (g) Severability. If any provision of this Employment Agreement is invalid or unenforceable, the balance of this Employment Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

            (h) Withholding. The Company is authorized to withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

            (i) Tax Gross-Up. In the event that any payment made to you pursuant to this Employment Agreement with the Company becomes subject to excise taxes under Section 4999 of the Code, the Company will pay to you the amount of such excise taxes plus all federal, state and local taxes applicable to the Company's payment of such excise taxes including any additional excise taxes due


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

under Section 4999 of the Code with respect to payments made pursuant to this Employment Agreement.

      The determination of amounts required to be paid under this Employment Agreement shall be made by an independent auditor selected and paid by the Company. Such independent auditor shall be a nationally recognized United States public accounting firm, which may be the independent accounting firm used by the Company to audit its financial statements.

      If you are in agreement with the terms of this letter, please so indicate by signing and returning the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Company.

                                            Very truly yours,

                                            THE CIT GROUP, INC.

                                            By: /s/ Albert R. Gamper, Jr.
                                                --------------------------------
                                                Name: Albert R. Gamper, Jr.
                                                Title: President & CEO

 Agreed:

    /s/ Joseph M. Leone
------------------------------
        Joseph M. Leone